Exhibit 4.13

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE PREFERRED STOCK

Issuer:                        BLOOM ENERGY CORPORATION, a Delaware corporation

Number of Shares:    7,764 Shares (or as otherwise determined in Section 1 below)

Class of Stock:          Series G Preferred Stock, $ .0001 par value

Exercise Price:          $25.76 per Share

Issue Date:                December 31, 2012

Expiration Date:       The tenth anniversary of the Issue Date.

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, including the execution and delivery of that certain Master Loan and Security Agreement No. BLOOX, dated as of December 31 , 2012, (the “Loan Agreement” and each loan thereunder, a “Loan”), this Warrant is issued to ATEL VENTURES, INC., in its capacity as Trustee for its assignee affiliated funds identified in that certain Amendment and Restatement of Inter-Company Trust Agreement for Warrants dated as of January 1,2007, as amended by Amendment No. 1 dated as of March 15,2010, and as may be further amended and restated from time to time, and deemed effective as of July 20,2004 (“Holder”), by BLOOM ENERGY CORPORATION, a Delaware corporation (the “Company”).

1. ISSUANCE.

Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and the duly executed subscription form annexed hereto as Appendix 1, at the office of the Company, 1299 Orleans Drive, Sunnyvale, CA 94089, or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to 7,764 shares of fully paid and non-assessable shares (the “Shares”) of the Company’s Series G Preferred Stock, $.0001 par value per share (the “Series G Preferred Stock”), at a purchase price per Share of $25.76 (the “Exercise Price”). This Warrant may be exercised in whole or in part at any time and from time to time until 5:00 PM, Pacific time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the Shares are subject to adjustment from time to time as hereinafter provided.

2. EXERCISE

(a) Method of Exercise. Holder may exercise this Warrant by delivering this Warrant, together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 hereto, to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 2(b), Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

(b) Conversion Right. In lieu of exercising this Warrant as specified in Section 2(a), Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined as follows:

X= Y(A-B) A

where:	X = the number of Shares to be issued to the Holder.

Y= the number of Shares with respect to which this Warrant is being exercised.

A= the Fair Market Value (as determined pursuant to Section 2 (c) below) of one Share.

B= the Exercise Price.

(c) Fair Market Value.

(i) If shares of Common Stock are traded on a nationally recognized securities exchange or over the counter market, the fair market value of one Share shall be the average closing price of a share of Common Stock over the five day trading period immediately preceding the date of Holder’s Notice of Exercise to the Company (or such lesser number of trading days as the stock has been publicly traded). Notwithstanding the foregoing, in the event this Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which each share of Series G Preferred Stock is convertible at the time of exercise.

(ii) If shares of Common Stock are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine the fair market value of a share of Common Stock in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors by five percent (5%) or more, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder. The determination of any such investment banking firm shall be conclusive in any event.

(d) Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the right to purchase the Shares not so acquired.

(e) Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

(f) Assumption on Sale, Merger, or Consolidation of the Company.

(i) “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, transfer, exclusive license, or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation or merger of the Company where the holders of the Company’s outstanding voting equity securities immediately prior to the transaction beneficially own less than 50.01% of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction, or a reverse triangular merger in which the Company survives as a wholly owned subsidiary of the acquiring company and the holders of the Company’s outstanding voting equity securities prior to the reverse triangular merger remain the same.

(ii) Treatment of Warrant at Acquisition.

(A) Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, either (1) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition, or (2) if Holder elects not to exercise this Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition. In the event that, on the date of the Acquisition described in this Section 2(f)(ii)(A) the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2( c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(B) Holder agrees that, in the event of an Acquisition that is a sale of all or substantially all of the Company’s assets (and only its assets) (an “Asset Sale”), either (1) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (2) if Holder elects not to exercise this Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of such Asset Sale. The Company shall provide the Holder with written notice of its request relating to the foregoing (together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Asset Sale.

(C) Holder agrees that upon the closing of any Acquisition (other than those described in (A) and (B) of this Section 2(f)(ii), including Acquisitions in which the sole consideration is shares of a class or series of stock of a company that is privately or publicly traded, or any combination of cash or such shares of stock, the Company shall either:

(1) cause the successor entity to assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and its subsequent closing (in such instance, the Warrant Price and/or numbers of Shares shall be adjusted accordingly), or

(2) purchase this Warrant on the closing date of the Acquisition for an amount in cash equal to the greater of (i) the product of (A) the number of Shares issuable upon exercise of the unexercised portion of this Warrant, multiplied by (B) the excess (if any) of the Fair Market Value of a Warrant Share over the Exercise Price or (ii) three times (3x) the Exercise Price less the Exercise Price. The Fair Market Value of a Warrant share shall be determined as set forth in Section 2(c).

(g) Conversion or Redemption of Series G Preferred Stock. Should all of the Company’s Series G Preferred Stock be, or if outstanding would be, at any time prior to the expiration of this Warrant or any portion thereof, redeemed or converted into shares of the Company’s Common Stock in accordance with Section 4 of the Charter, then this Warrant shall become immediately exercisable prior to such event for that number of shares of the Common Stock that would have been received if this Warrant had been exercised in full and the Series G Preferred Stock received thereupon had been simultaneously converted immediately prior to such event, and the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of Series G Preferred Stock for which this Warrant was exercisable immediately prior to such conversion or redemption, by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately after such conversion or redemption. For purposes of the forgoing, the “Charter” shall mean the Amended and Restated Certificate of Incorporation as amended and /or restated and effective immediately prior to the redemption or conversion of all of the Company’s Series G Preferred Stock.

3. ADJUSTMENTS.

(a) Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of Series G Preferred Stock, payable in Common Stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the outstanding Series G Preferred Stock is subdivided into a greater number of shares, the Exercise Price shall be proportionately decreased and the number of Shares shall be proportionately increased.

(b) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c) Adjustments for Combinations, Etc. If the outstanding shares of Series G Preferred Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(d) No Impairment. The Company shall not, by amendment of the Charter or Bylaws, or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

(e) Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 2(c) above) of one Share.

(f) Certificate as to Adjustments. Upon each adjustment of the Exercise Price, number of Shares or class of security for which this Warrant is exercisable, the Company, at its expense, shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price, number of Shares class of security for which this Warrant is exercisable in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number of Shares and class of security.

4. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

(a) Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(i) All Shares which may be issued upon the due exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(ii) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Preferred Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion or exchange of such Preferred Stock into or for such other securities.

(iii) The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the shares of Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company, and the Loan Agreement and this Warrant are not inconsistent with the Company’s Charter or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and the Loan Agreement and this Warrant constitute legal, valid and binding agreements of the Company, enforceable in accordance with their respective terms.

(iv) No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant, except for the filing of notices pursuant to Regulation D under the 1933 Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(b) Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of its Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend, distribution or rights) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

(c) Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (i) promptly after mailing, copies of all notices or other written communications to the stockholders of the Company, (ii) if the subject Loan(s) under the Loan Agreement no longer are outstanding, then upon Holder’s request, within one hundred and eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (iii) if the subject Loan(s) under the Loan

Agreement no longer are outstanding, then upon Holder’s request, within forty five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements; provided, however, that the Company shall have no obligation to provide financial statements pursuant to (iii) above at any time when the per share purchase price of the equity securities sold in the Company’s latest bona fide equity financing with the purpose of raising capital is equal to or greater than two times the Exercise Price (as adjusted for any stock splits, stock dividends or the like). Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights of hereunder in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Holder acknowledges that the information received by them pursuant to this Warrant may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys).

(d) Registration Under Securities Act of 1933, as Amended. The Company agrees that the Shares shall be entitled to certain registration rights (“Registration Rights”), as set forth in that certain Eighth Amended and Restated Registration Rights Agreement dated as of June 30, 2011, among the Company and the Company’s stockholders named therein, (as may be amended, the “Registration Rights Agreement”). The Company agrees to amend the Registration Rights Agreement to make Holder a party thereto for such purpose. Failure to provide such Registration Rights to Holder within ninety (90) days of the date of the first Loan under the Loan Agreement, shall, at Holder’s option, be an Event of Default under the Loan Agreement. Notwithstanding anything to the contrary in the Registration Rights Agreement, such registration rights shall be pari passu with the rights of all other Holders, as defined therein, and the Company shall obtain the requisite prior written consent of the Holders to ensure Holder receives such pari passu registration rights. Upon becoming a party to the Registration Rights Agreement, Holder agrees to be bound by the terms and conditions thereof. The Company represents and warrants to Holder that the Company’s execution, delivery and performance of the Registration Rights Agreement (a) has been duly authorized by all necessary corporate action of the Company’s Board of Directors and stockholders, (b) does not and will not violate the Company’s Charter or Bylaws, each as amended, (c) does not and will not violate or cause a breach or default (or an event which with the passage oftime or the giving of notice or both, would constitute a breach or default) under any agreement, instrument, mortgage, deed of trust or other arrangement to which the Company is a party or to or by which it or any of its assets is subject or bound, and (d) does not require the approval, consent or waiver of or by any shareholder, registration rights holder or other third party which approval, consent or waiver has not been obtained as of the date of issuance of this Warrant.

(e) Termination of Covenants. The covenants set forth in Sections 4(b) and 4(c) shall terminate and be of no further force and effect after the closing of the Company’s first public offering of the Company’s Common Stock registered under the Securities Act of 1933, as amended, or an Acquisition.

5. REPRESENTATIONS AND COVENANTS OF HOLDER.

(a) Representations and Warranties. Holder hereby represents and warrants to the Company as follows:

(i) The right to acquire Shares and the Common Stock issuable upon conversion of the Shares will be acquired for investment purposes and not with a view to the sale or distribution of any part thereof, and Holder has no present intention of selling or engaging in any public distribution of the same in violation of the 1933 Act.

(ii) Holder understands (A) that this Warrant, the Shares issuable upon exercise of this Warrant and the Common Stock issuable upon conversion of the Shares are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (B) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 5.

(iii) In no event will Holder make a disposition of any of Holder’s rights to acquire Shares or Shares issuable upon exercise of such rights or the Common Stock issuable upon conversion of the Shares unless and until (i) Holder shall have notified the Company in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to the applicable terms and conditions of this Warrant, and (iii) if the Company request, Holder shall have furnished the Company with an opinion of counsel satisfactory to the Company and the Company’s counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Holder’s rights to acquire Shares or Shares issuable on the exercise of such rights or the Common Stock issuable upon conversion of the Shares do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Shares when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to the Company at Holder’s request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to the Company at Holder’s request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Shares then outstanding as to which such restrictions have terminated shall be entitled to receive from the Company, without expense to such holder, one or more new certificates for the Warrant or for such shares of Shares not bearing any restrictive legend referring to 1933 Act registration or exemption.

(iv) Holder has such knowledge and experience in financial and business matters and knowledge of the Company’s business affairs and financial condition as to be capable of evaluating the merits and risks of Holder’s investment, and have the ability to bear the economic risks of Holder’s investment.

(v) Holder understands that if the Company does not register with the Securities and Exchange Commission pursuant to Section 12 of the 1934 Act (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when Holder desire to sell (i)

the rights to purchase Shares pursuant to this Warrant, or (ii) the Shares issuable upon exercise of the right to purchase, or (iii) the Common Stock issuable upon conversion of the Shares, Holder may be required to hold such securities for an indefinite period. Holder also understand that any sale of Holder’s right to purchase Shares or Shares or Common Stock issuable upon conversion of the Shares, which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

(vi) Holder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D of the 1933 Act, as presently in effect.

(vii) Holder’s domicile for purposes of state securities laws is in the State of California.

(b) Lockup. Holder and each of Holder’s transferees agrees, in connection with the first registration of the Company’s securities under the 1933 Act, upon the Company’s request or the request of the underwriters managing any underwritten offering of the Company’s securities, not to (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by Us or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, without the Company’s prior written consent or the prior written consent of such underwriters, as the case may be, for such period of time (not to exceed 180 days or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) from the effective date of such registration as the Company or the underwriters may specify; provided, however, that all (x) the Company’s officers and directors and (y) the Company’s stockholders holding three percent (3%) or more of the Company’s total outstanding Common Stock (treating all the Company’s convertible, exercisable and exchangeable securities on an as-if converted to Common Stock basis) are bound by agreements that are no less restrictive. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Lock-Up Agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Holder agrees that the Company may instruct the Company’s transfer agent to place stop-transfer notations in its records to enforce the provisions of this Lock-Up Agreement until the end of such period.

5. MISCELLANEOUS.

(a) Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 2( c) above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 2(b) above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to the Holder.

(b) Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH OFFER, SALE OR TRANSFER OR (II) THERE IS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT EXEMPTIONS FROM THE REGISTRATION, QUALIFICATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS FOR SUCH OFFER, SALE OR TRANSFER ARE AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF THE COMPANY’S INITIAL UNDERWRITTEN PUBLIC OFFERING AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(c) Compliance with Securities Laws on Transfer. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if (a) there is no material question as to the availability of current information as referenced in Rule 144(c), (b) Holder represents that it has complied with Rule 144( d) and (e) in reasonable detail, (c) the selling broker represents that it has complied with Rule 144(f), and (d) the Company is provided with a copy of Holder’s notice of proposed sale.

(d) Transfer Procedure. Subject to the provisions of Section 5(d), Holder may transfer all or part of this Warrant and/or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) at any time to any affiliate of Holder, or to any other transferee by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). Holder agrees not to transfer this Warrant to a competitor of the Company as determined in good faith by the Company’s Board of Directors.

(e) Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or sent by electronic facsimile transmission, express overnight courier service, or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder at 600 Montgomery Street, 9th Floor, San Francisco CA 94111, Attention: Associate General Counsel.

(f) Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(g) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such default, and/or an action for specific performance for any default where the non-defaulting party will not have an adequate remedy at law and where damages will not be readily ascertainable. The defaulting party expressly agrees that it shall not oppose an application by the non-defaulting party or any other person entitled to the benefit of this Warrant requiring specific performance of any or all provisions hereof or enjoining the defaulting party from continuing to commit any such breach of this Warrant.

(h) Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(i) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

(j) Venue. All judicial proceedings arising in or under or related to this Warrant may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in San Mateo County, State of California; (ii) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant. Service of process on any party hereto in any action arising out of or relating to this agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Preferred Stock to be executed by its duly authorized representative as of the date first above written.

COMPANY BLOOM ENERGY CORPORATION

By:	/s/ Martin J Collins
Name:	Martin J Collins
Title:	VP Corp Dev

HOLDER ATEL VENTURES, INC., Trustee

By:	/s/ Paritosh K. Choksi
Name:	Paritosh K. Choksi
Title:	Executive Vice President

ATEL LEGAL DEPARTMENT

APPROVED

AS TO FORM

BY:

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase              shares of the                      stock of BLOOM ENERGY CORPORATION pursuant to Section 2(a) of the attached Warrant, and tenders herewith payment of the Exercise Price of such shares in full.

1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 2(b) of the attached Warrant. This conversion is exercised with respect to                  shares of the                      Stock of BLOOM ENERGY CORPORATION.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Date)	(Signature)
(Signature)